Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Michele Howard
770-441-2051

Immucor Appoints Chief Operating Officer

NORCROSS, Ga., July 16, 2009 – Immucor, Inc. (Nasdaq: BLUD), a global leader in providing automated instrument-reagent systems to the blood transfusion industry, today announced that Geoffrey S. Crouse has been named Vice President and Chief Operating Officer.

In this newly created position, Mr. Crouse will have worldwide responsibility for manufacturing and distribution as well as sales, marketing and customer service. Mr. Crouse will report to Dr. Gioacchino De Chirico, Immucor’s President and Chief Executive Officer.

Mr. Crouse previously served as vice president of the life sciences business at Millipore Corporation, a NYSE-traded provider of technologies, tools and services for the global life science industry. In this role, he led the Life Science Strategic Business Unit, a global laboratory consumables and reagents business, and held responsibility for manufacturing, research and development, sales and marketing. During his tenure, Mr. Crouse improved manufacturing operations, led multiple acquisitions and integrations while increasing sales and profitability for the business unit.

“We are pleased to strengthen our management team with the addition of Geoff,” stated Dr. De Chirico. “His experience and results-oriented track record will enhance our efforts to improve transfusion medicine through automation. Our commitment to improving blood bank operations and patient safety benefits our customers, employees and shareholders.”

Mr. Crouse’s experience includes various leadership roles in both the U.S. and internationally. Prior to joining Millipore, Mr. Crouse worked at Roche, a Swiss Exchange-traded leader in the pharmaceuticals and diagnostics industries, where he most recently led market development and government affairs for the diagnostics division based in Basil, Switzerland.

Mr. Crouse holds a Masters of Business and a Masters of Public Health from the University of California, Berkeley as well as a Bachelor of Arts degree from Boston College.

About Immucor

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments. For more information on Immucor, please visit our website at www.immucor.com.